EXHIBIT 99.1
                                  ------------


                  POSITRON CORPORATION COMPLETES PHASE I OF A
            FINANCING AND STRATEGIC ALLIANCE WITH IMAGIN DIAGNOSTIC
                            CENTRES, INC. OF CANADA

Positron Receives First Installment on $2 million Financing and an Order for 10
        PET Machines Valued at $13 million For Delivery Internationally

HOUSTON--MAY 27, 2004-- POSITRON CORPORATION (OTCBB:POSC), manufacturer of positron emission tomography ("PET") scanners, announced today that it had entered into a series of agreements with IMAGIN Diagnostic Centres, Inc. ("IMAGIN") pursuant to which IMAGIN has agreed to provide over the next seven months an aggregate financing to Positron of $2 million. IMAGIN is a closely held development stage company headquartered in Toronto, Ontario, Canada engaged in the development of PET scanning centers in Canada. When the financing is completed and if all conversion rights are exercised, IMAGIN will control approximately one-half of Positron's common stock. In the first stage of the financing, IMAGIN has agreed to purchase an aggregate of $700,000 face amount of Positron's 10% convertible secured notes, $400,000 of which were purchased today. The notes are due May 21, 2006.

Pursuant to the terms of the agreements, Positron has granted to IMAGIN a security interest in all of its assets to secure the payment of the notes. The notes are initially convertible into a new Series C Preferred Stock that in turn is convertible into an aggregate of 35,000,000 million shares of Positron's common stock.

IMAGIN also agreed, in a second stage of the financing, to purchase an aggregate of $1.3 million of Positron's 10% secured convertible notes. IMAGIN has agreed to purchase the notes over a six and a half month period, commencing July 15, 2004. The notes are initially convertible into a new Series D Preferred Stock that, in turn, is convertible into 55,000,000 shares of the company's common stock.

The obligations of the parties are subject to certain contingencies, including the satisfaction by Positron of certain covenants, representations and warranties. Full convertibility of the Series C and Series D Preferred Shares into Positron's common stock will require an amendment to Positron's Certificate of Incorporation which must be approved by the company's shareholders. The company has agreed to promptly seek such approval.

In connection with the financing, IMAGIN has entered into an additional agreement to purchase an aggregate of 10 PET scanners at a purchase price of $1.3 million each. IMAGIN's obligations to purchase these scanners are subject to obtaining all necessary Canadian regulatory approvals for the importation into and use of the equipment in Canada. The purchase is also subject to IMAGIN obtaining the necessary financing. There is no certainty that the necessary regulatory approvals can or will be obtained or that IMAGIN will be able to obtain the necessary financing.

Also in connection with the transaction, Patrick G. Rooney, Chairman and CEO of Cipher Holding Corporation and Jack McConnaughy, Chairman and CEO of JEMC Corporation, a private investment firm and former Chairman and CEO of Peabody International Corporation,


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will  be  joining  Positron's  board  of directors. Positron has agreed to pay a
$200,000  fee  to  IMAGIN  upon  completion  of  the  financing.

Gary Brooks, Chairman and CEO of Positron stated, "IMAGIN provides us with a significant strategic investor. IMAGIN is a major shareholder in the only two independent PET scan centers in Canada. These centers are in Vancouver and Toronto. The IMAGIN financing will allow Positron to complete several significant R&D projects currently in the pipeline and to continue to solidify its leadership position in Cardiac PET. Further, this partnership will allow us to develop opportunities in Europe, Asia and Canada in PET scanning, a technology critical to cancer and heart disease diagnosis and staging."

Cynthia Jordan, CEO of IMAGIN stated, "Canada is virgin territory for PET. PET is not currently offered as an insured public health service to the 30 million people of Canada. Canada is the only OECD country that does not reimburse for PET. IMAGIN, upon completion of the Positron transaction would be the new control party of Positron based on the acquired underlying equity position if conversion features were triggered. IMAGIN plans to put 10 new PET centres in strategic Canadian and foreign markets including a substantial commitment to mobile PET. The IMAGIN group of companies is currently negotiating to introduce Positron into Europe and China. Since its inception, Positron has invested approximately US$60 million in PET technology. It has installed 5 PET scanners in the world's largest cancer PET diagnostic center located in Japan. IMAGIN is excited to assist Positron to strengthen its leadership position in cardiac PET technology and to further impact global markets for the diagnosis and staging of cancer and neurological disease."

Positron Corporation is primarily engaged in designing, manufacturing, marketing and supporting advanced medical IMAGIN devices utilizing positron emission tomography (PET) technology under the trade name POSICAM(TM) systems. POSICAM(TM) systems incorporate patented and proprietary technology for the diagnosis and treatment of patients in the areas of oncology, cardiology and neurology. POSICAM(TM) systems are in use at leading medical facilities, including the University of Texas -- Houston Health Science Center; Hadassah Hebrew University Hospital in Jerusalem, Israel; The Coronary Disease Reversal Center in Buffalo, New York; Emory Crawford Long Hospital Carlyle Fraser Heart
Center in Atlanta; and Nishidai Clinic (Diagnostic IMAGIN Center) in Tokyo. Additional information may be found at http://www.positron.com/.

IMAGIN Diagnostic Centres, Inc. is a closely held developmental stage company dedicated to being the leader in bringing PET ("Positron Emission Tomography") and PET/CT ("Computed Tomography") technology to Canadians. A PET scan is the "gold standard" for the diagnosis and staging of cancer, heart and neurological conditions such as dementia, Alzheimer's, etc. IMAGIN is negotiating joint ventures with private IMAGIN centers and hospitals for the financing, installation and management of PET scan facilities across Canada. IMAGIN has developed marketing programs focused on the patient acquisition function for PET scans across North America. IMAGIN is negotiating various transactions in order to establish a foothold in multiple Canadian markets. IMAGIN is located in Toronto, Ontario.

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